Exhibit 10.1

AMENDMENT TO DEBT REPAYMENT AGREEMENT
This Amendment to Debt Repayment Agreement (this “Amendment”) is dated this 26th day of June, 2015 by and among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation, with its principal place of business at 25242 Arctic Ocean Drive, Lake Forest, California 92630 (“Quantum”), Advanced Green Innovations, LLC (“AGI”), a Nevada limited liability company, and ZHRO Solutions, LLC (“ZHRO”), a Nevada limited liability company, with their principal place of business at 7030 West Oakland Street, Suite 103, Chandler, Arizona 85226. AGI and ZHRO are collectively referred to herein as the “AGI Parties.” Quantum, AGI and ZHRO are sometimes individually referred to herein a “Party” and collectively referred to as “Parties.”
RECITALS
A.     The Parties previously entered into the Debt Repayment Agreement dated December 10, 2014 (the “Agreement”).
B.     The Agreement had a principal balance of $2,193,123.99 plus accrued interest at 5% per annum through December 31, 2014 and increasing to 18% per annum thereafter upon AGI’s default applicable as of January 1, 2015. AGI has subsequently made payments of $575,000 reducing the principal balance to $1,618,123.99. Unpaid interest accrued as of June 26, 2015 is $127,724.
C.     The Parties desire to amend the Agreement and payment schedule of the debt evidenced thereby under the following terms and conditions:
AGREEMENTS
In consideration of the mutual covenants of the Parties and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Definitions:
Defined terms not otherwise defined herein shall have the meaning set forth in the Agreement. The Parties agree to the following additional defined term:
“Proceeds Collected” means (i) any and all cash receipts generated for the benefit of, attributable to, or received by, the AGI Parties from distributor agreements; and (ii) any and all unrestricted cash receipts generated for the benefit of, attributable to, or received by the AGI Parties from any source, including: (a) capital proceeds raised via debt or equity instruments; (b) factoring of purchase orders or accounts receivables; and (c) other revenues, reimbursements or advances.
2.Acknowledgment of Aggregate AGI Indebtedness; Disclosures. The Parties acknowledge and agree that the total Aggregate AGI Indebtedness under the Agreement as of June 26, 2015 is $1,745,847.99 (the “Aggregate AGI Indebtedness”). Upon execution of this Amendment, Quantum acknowledges and agrees that no sums are past due from the AGI Parties under the Agreement, the AGI Parties are in good standing under the Agreement and there are no defaults existing by the AGI Parties under the Agreement or the Pledge Agreement. Any public disclosures made or required to be made by Quantum related to the AGI Indebtedness shall reflect the AGI Indebtedness as being current and not in a state of default, unless and until a default occurs under the Agreement, as amended hereby. Quantum will use its best efforts to provide AGI a copy of any written public disclosure prior to release and will reasonably consider any suggested revisions that Quantum and its counsel would consider to be in compliance with Quantum’s disclosure obligations under the federal and state securities laws.
3.Amendment to Repayment Schedule: Section 2 of the Agreement is deleted and replaced in its entirety as follows:
A.The AGI Parties, jointly and severally, agree to repay the Aggregate AGI Indebtedness, together with interest thereon at a rate of 9% per annum, to Quantum in accordance with the following repayment schedule (the “Repayment Schedule”):

(i)	$500,000 payable simultaneously with the mutual execution of this Agreement (which amount has been paid);

(ii)	an amount equal to the greater of $0 or 10% of Proceeds Collected for the month of July 2015, due on or before July 31, 2015;

(iii)	an amount equal to the greater of $225,000 or 10% of Proceeds Collected for the month of August 2015, due on or before August 31, 2015;

(iv)	an amount equal to the greater of $225,000 or 10% of Proceeds Collected for the month of September 2015, due on or before September 30, 2015;

(v)	an amount equal to the greater of $225,000 or 10% of Proceeds Collected for the month of October 2015, due on or before October 30, 2015;

(vi)	an amount equal to the greater of $225,000 or 10% of Proceeds Collected for the month of November 2015, due on before November 30, 2015; and

(vii)	an amount equal to the entire remaining unpaid principal balance plus unpaid accrued interest due on or before December 23, 2015.
All payments shall be due and payable in full on the due date set forth in the Repayment Schedule in immediately available funds by wire transfer to an account designated by Quantum. Payments made by the AGI Parties under the Repayment Schedule shall not exceed the Aggregate AGI Indebtedness.
B.The Aggregate AGI Indebtedness, including all accrued interest thereon, shall automatically and immediately become due and payable in full without notice or demand and the interest accruing thereon shall be adjusted to 20% per annum upon the occurrence of any of the following events (each, an “Event of Default”):

(i)	The AGI Parties fail to timely make any payment due under this Agreement and such amount remains unpaid for three (3) days following the payment due date; or

(ii)	The occurrence of a “Default” under the Pledge Agreement.
4.Other Agreements.
A.Section 5 of the Agreement is amended to provide that the Deliverables originally due with the March 31, 2015 and the May 31, 2015 payments will be deliverable 30 days after the date that the outstanding balance (principal and accrued interest) of the Aggregate AGI Indebtedness has been paid down to the amount of $782,869.51 (the “Paydown Target”). To the extent that Quantum has not delivered any Deliverable within the period specified pursuant to this Section 4(A), accrual of interest (as long as AGI Parties are not in default) due to Quantum shall be immediately suspended.  Upon Quantum delivering the applicable Deliverables, accrual of interest at 9% shall resume as of the date of the delivery and the AGI Indebtedness shall not include any amount of interest accrual that was suspended.
B.If any accrued payment to Quantum as a result of using the 10% of Proceeds Collected formula under Section 3(A) above equals or exceed $100,000 in any given month (the “Interim Amount”), AGI shall remit such amount to Quantum via wire transfer within three (3) business days of AGI determining the Interim Amount. Any payment of an Interim Amount shall reduce the amount of the minimum regularly scheduled payment during such given month that an Interim Amount has been remitted.
C.Beginning on July 31, 2015 and each month thereafter until the Aggregate AGI Indebtedness is repaid in full, AGI agrees to provide monthly written reports to Quantum, on the due date of payment for that month, outlining the dollar amounts and nature of Proceeds Collected by type for that applicable month. Quantum will keep such reports confidential and will not make any public disclosure of the amount of Proceeds Collected.
D.All payments made by AGI will first be applied to reduce the principal balance and then the accrued interest.
E.Upon AGI’s payment in full of the outstanding principal and accrued interest due under the AGI Indebtedness, Quantum agrees to immediately release the security specified in the Pledge Agreement.
F.The provisions of Sections 6(A) through (J) of the Agreement are incorporated herein by this reference.
G.The parties acknowledge that nothing contained in the Agreement shall be construed to modify any term or condition of the AGI Agreements or the Agreement except as expressly set forth herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.
Quantum Fuel Systems Technologies Worldwide, Inc.

By:/s/ W. Brian Olson
Its:CEO

Advanced Green Innovations, LLC

By:/s/ Kenneth Losch
Its:Manager

ZHRO Solutions, LLC

By:/s/ Kenneth Losch
Its: Manager

“AGT”

AGT is executing this Amendment solely for the purpose of consenting to the provisions of this Amendment.

Advanced Green Technologies, LLC

By:/s/ Kenneth Losch
Its: Manager

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